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Exhibit 99

                                                               PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES EARNINGS FOR THE THIRD FISCAL QUARTER & THE NINE MONTH PERIOD

Red Bank, N.J. August 10, 2005 -- North European Oil Royalty Trust (NYSE-NRT) announced that Trust net income for its third fiscal quarter ended July 31, 2005 was $5,219,675. This level of net income represents an increase of 55.7% from the net income for the prior year's equivalent period.

Improvements in gas sales and gas prices under both the higher and lower royalty rate agreements and the concentration of those improvements in the higher royalty rate area of western Oldenburg combined to produce the significant increase in royalty income. Gas sales under the higher royalty rate agreement increased by 20.9% to 18.33 billion cubic feet ("Bcf"), while average gas price increased 30.7% to 1.4738 Euro cents per Kilowatt hour ("Ecents/Kwh"). Gas sales under the lower royalty rate agreement increased by 8.7% to 41.91 Bcf. The average price for gas sold under the lower royalty rate agreements increased by 28.3% to 1.5216 Ecents/Kwh. Using the average value for the Euro to convert German gas prices into more familiar terms yields average gas prices for the higher and lower royalty rate areas respectively of $5.18 and $5.25 per Mcf.


                      NORTH EUROPEAN OIL ROYALTY TRUST
                      --------------------------------
                         (Figures are unaudited)

Quarter Ended                         7/31/05                 7/31/04
-------------                      -----------             -----------

German Royalties Received          $ 5,419,524             $ 3,506,720
Net Income                           5,219,675               3,351,901
Net Income Per Unit                   $ 0.57                  $ 0.38

Nine Months Ended                     7/31/05                 7/31/04
-----------------                  -----------             -----------

German Royalties Received          $16,906,627             $11,942,458
Net Income                          16,192,184              11,344,703
Net Income Per Unit                   $ 1.77                  $ 1.27



Contact -- John H. Van Kirk, Managing Trustee, or John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: NEORT@AOL.Com, website: www.NEORT.com.